Exhibit 99.1

Red Robin Announces Appointment of Lynn Schweinfurth

as Executive Vice President and Chief Financial Officer

Greenwood Village, Colo., January 2, 2019 Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), today announced the appointment of Lynn Schweinfurth as executive vice president and chief financial officer, effective January 28, 2019. As the Company previously announced, Guy Constant, Red Robin’s current executive vice president and chief financial officer, will move to lead Company and Franchise operations, development and facilities as executive vice president and chief operating officer.

Ms. Schweinfurth will be responsible for leading all financial disciplines at Red Robin including accounting, strategic and financial planning, operations analysis, treasury and investor relations, as well as overseeing the Company’s supply chain function.

“Lynn’s extensive strategic, finance and capital markets experience with recognized restaurant brands rounds out Red Robin’s leadership ranks as we continue to build a best-in-class organization to drive growth in a rapidly evolving business. We are excited to have Lynn on the Red Robin team and look forward to her contributions in achieving our long-term vision,” said Denny Marie Post, Red Robin Gourmet Burgers, Inc.’s chief executive officer. “We are also pleased that Lynn’s arrival will allow us to complete the transition of Guy Constant from CFO to COO.  Guy’s focused leadership and clear operational vision will help ensure we serve the needs of Red Robin guests and build our traffic momentum.”

Ms. Schweinfurth brings to Red Robin more than 25 years of leadership experience in corporate finance, with over two decades of experience in the restaurant industry. Prior to joining the Company, Ms. Schweinfurth served as senior vice president, chief financial officer and treasurer of Fiesta Restaurant Group, Inc. where she has been since 2012. Prior to her time at Fiesta Restaurant Group, Inc., Ms. Schweinfurth held various senior finance leadership positions at global restaurant companies including Brinker International, Inc., Yum Brands, Inc. and PepsiCo, Inc. Ms. Schweinfurth earned her Bachelor of Arts in economics from the University of California at Los Angeles and a Master of Business Administration with concentrations in finance, accounting and marketing from the University of Chicago.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 570 Red Robin restaurants across the United States and Canada, including locations operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.

For investor relations questions contact:

PJ Adler

(303) 846-5040

For media relations questions contact:

Brian Farley, Coyne PR

(973) 588-2000